Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 11, 2018

BY AND AMONG

FIRST INTERSTATE BANCSYSTEM, INC.

FIRST INTERSTATE BANK

AND

IDAHO INDEPENDENT BANK

Table of Contents

ARTICLE I DEFINITIONS		2
ARTICLE II THE MERGER		7
2.1	The Merger	7
2.2	Closing	7
2.3	Effective Time	7
2.4	Effects of the Merger	8
2.5	Effect on Outstanding Shares of IIBK Common Stock	8
2.6	Dissenter’s Rights	8
2.7	Exchange Procedures	9
2.8	Effect on Outstanding Shares of Purchaser Common Stock	11
2.9	Directors of Surviving Corporation After Effective Time	11
2.10	Articles of Incorporation and Bylaws	11
2.11	Treatment of Stock Options	11
2.12	Alternative Structure	11
2.13	Absence of Control	12
2.14	Additional Actions	12
2.15	Withholding	12
ARTICLE III REPRESENTATIONS AND WARRANTIES		13
3.1	Disclosure Letters; Standard	13
3.2	Representations and Warranties of IIBK	13
3.3	Representations and Warranties of Purchaser and Purchaser Bank	33
ARTICLE IV CONDUCT PENDING THE MERGER		45
4.1	Forbearances by IIBK	45
4.2	Forbearances by Purchaser and Purchaser Bank	49
ARTICLE V COVENANTS		50
5.1	Acquisition Proposals	50
5.2	Advice of Changes	51
5.3	Access and Information	51
5.4	Applications; Consents	53
5.5	Anti-Takeover Provisions	54
5.6	Additional Agreements	54
5.7	Publicity	54
5.8	Stockholder Meeting	54
5.9	Registration of Purchaser Common Stock	55
5.10	Notification of Certain Matters	56
5.11	Employee Benefit Matters	56
5.12	Indemnification	60
5.13	Stockholder Litigation	61
5.14	Disclosure Supplements	61
ARTICLE VI CONDITIONS TO CONSUMMATION		62
6.1	Conditions to Each Party’s Obligations	62
6.2	Conditions to the Obligations of Purchaser and Purchaser Bank	63
6.3	Conditions to the Obligations of IIBK	64

i

ARTICLE VII TERMINATION		64
7.1	Termination	64
7.2	Termination Fee; Expenses	66
7.3	Effect of Termination	67
ARTICLE VIII CERTAIN OTHER MATTERS		67
8.1	Interpretation	67
8.2	Survival	67
8.3	Waiver; Amendment	67
8.4	Counterparts	68
8.5	Governing Law	68
8.6	Expenses	68
8.7	Notices	68
8.8	Entire Agreement; etc.	69
8.9	Successors and Assigns; Assignment	70
8.10	Severability	70

	EXHIBITS

Exhibit A	Form of Idaho Independent Bank Voting Agreement
Exhibit B	Form of Idaho Independent Bank Non-Competition and Non-Solicitation Agreement

ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 11th day of October, 2018, by and among First Interstate BancSystem, Inc., a Montana-chartered corporation (“Purchaser”), First Interstate Bank, a Montana-chartered bank (“Purchaser Bank”), and Idaho Independent Bank, an Idaho-chartered bank (“IIBK”).

Introductory Statement

The Boards of Directors of each of Purchaser, Purchaser Bank and IIBK have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of Purchaser, Purchaser Bank and IIBK, as the case may be, and in the best interests of their respective stockholders.

The parties hereto intend that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368(a) of the IRC (as defined herein) for federal income tax purposes and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

Purchaser, Purchaser Bank and IIBK each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Purchaser’s and Purchaser Bank’s willingness to enter into this Agreement, each IIBK Executive Officer and each member of the Board of Directors of IIBK and certain shareholders of IIBK has entered into an agreement dated as of the date hereof in the form of Exhibit A, pursuant to which he, she or it will vote his, her or its shares of IIBK Common Stock in favor of this Agreement and the transactions contemplated hereby (each, a “Voting Agreement”).

As a further condition and inducement to Purchaser’s and Purchaser Bank’s willingness to enter into this Agreement, each executive officer and member of the Board of Directors of IIBK has entered into an agreement dated as of the date hereof in the form of Exhibit B, pursuant to which he or she will agree to certain non-competition and non-solicitation provisions (each, a “Non-Competition and Non-Solicitation Agreement”).

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I
DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Articles of Merger	Section 2.3
Change of Recommendation	Section 5.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
Continuing Employee	Section 5.11(a)
Disclosure Letter	Section 3.1(a)
Dissenting Shares	Section 2.6
DOL	Section 3.2(r)(ii)
Effective Time	Section 2.3
Exchange Agent	Section 2.7(a)
Exchange Ratio	Section 2.5(a)
Final Index Price	Section 7.1(h)
IIBK	Preamble
IIBK Benefit Plans	Section 3.2(r)(i)
IIBK Contract	Section 3.2(o)(i)
IIBK Equity Plans	Section 2.11
IIBK ERISA Affiliate	Section 3.2(r)(i)
IIBK Executive Officer	Preamble
IIBK Intellectual Property	Section 3.2(p)(i)
IIBK IT Systems	Section 3.2(p)(ii)
IIBK Qualified Plans	Section 3.2(r)(iv)
IIBK Stock Option	Section 2.11
IIBK Stockholder Meeting	Section 5.8(a)
Index Price	Section 7.1(h)
Index Ratio	Section 7.1(h)
Letter of Transmittal	Section 2.7(a)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Multiemployer Plan	Section 3.2(r)(vii)
Multiple Employer Plan	Section 3.2(r)(vii)
Non-Competition and Non-Solicitation Agreement	Preamble
Non-Qualified Plans	Section 5.11(f)
OREO	Section 4.1(d)
PBGC	Section 3.2(r)(ii)
Proxy Statement-Prospectus	Section 5.9(a)
Purchaser	Preamble
Purchaser Bank	Preamble
Purchaser Benefit Plans	Section 3.3(r)(i)
Purchaser Contract	Section 3.3(p)(i)

Defined Term	Location of Definition
Purchaser ERISA Affiliate	Section 3.3(r)(i)
Purchaser Intellectual Property	Section 3.3(cc)(i)
Purchaser IT Systems	Section 3.3(cc)(ii)
Purchaser Qualified Plans	Section 3.3(r)(iii)
Purchaser Reports	Section 3.3(h)
Sandler O’Neill	Section 3.2(t)
Starting Date	Section 7.1(h)
Starting Price	Section 7.1(h)
Surviving Bank	Section 2.1
Voting Agreement	Preamble
WARN Act	Section 5.11(j)

For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer, whether or not in writing, with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving IIBK or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of IIBK’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of IIBK’s capital stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or (v) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” of a Person means any person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person.

“Agreement” means this Agreement and the exhibits and schedules hereto, each as amended, modified or restated from time to time in accordance with its terms.

“Average Closing Price” means the average closing price of Purchaser Common Stock as reported on The Nasdaq Stock Market, LLC (as reported at www.nasdaq.com) for the twenty (20) consecutive trading days ending on and including the Determination Date.
“Business Day” means any day other than a Saturday, Sunday or federal holiday.
“Certificate” means certificates or book entry shares evidencing shares of IIBK Common Stock held by its stockholders.

“CRA” means the Community Reinvestment Act.

“Determination Date” shall mean fifth day prior to the Closing Date, provided that if shares of the Purchaser Common Stock are not actually traded on The Nasdaq Stock Market,

LLC on such day, the Determination Date shall be the immediately preceding day to the fifth day prior to the Closing Date on which shares of Purchaser Common Stock actually trade on The Nasdaq Stock Market, LLC.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, code, order or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means Dissenting Shares and shares of IIBK Common Stock owned or held (including as treasury shares), other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser, IIBK or a Subsidiary of either.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of Des Moines.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental or regulatory authority, agency, court, commission, or other administrative entity.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IBA” means the Idaho Bank Act.

“IDF” means the Idaho Department of Finance.

“IIBK 401(k) Plan” means the Idaho Independent Bank 401(k) Retirement Trust.

“IIBK Common Stock” means the common stock, $5.00 par value per share, of IIBK.

“IIBK Executive Officer” means Jack W. Gustavel, Kurt R. Gustavel and Paul H. Montreuil.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Purchaser and Purchaser Bank, the actual Knowledge of those senior officers set forth in Purchaser’s and Purchaser Bank’s Disclosure Letter and, with respect to IIBK, the actual Knowledge of those senior officers set forth in IIBK’s Disclosure Letter.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.
“Loan” means a loan, lease, advance, credit enhancement, guarantee, participation interest in a loan, or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that is material and adverse to the business, financial condition or results of operations of IIBK or Purchaser, as the context may dictate, and its Subsidiaries, taken as a whole, or materially prevents, impairs or threatens the ability of either IIBK, on the one hand, or Purchaser or Purchaser Bank, on the other hand, as the context may dictate, to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes, after the date hereof, in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Purchaser, Purchaser Bank or IIBK required under this Agreement or taken or omitted to be taken with the prior written consent, or at the request, of the other, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (iv) worsening of national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (v) natural disaster or other force majeure event, and (vi) any failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vi), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i), (ii), (iv) and (v), to the extent that the effects of such change uniquely affects such party and its Subsidiaries as compared to comparable U.S. banking organizations.

“MBA” means the Montana Bank Act

“MDOB” means the Montana Division of Banking and Financial Institutions.

“Option Payment Amount” equals the Average Closing Price multiplied by the Exchange Ratio rounded to the nearest cent.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Purchaser 401(k) Plan” means the First Interstate Bank 401(k) Plan.

“Purchaser Common Stock” means the Class A common stock, no par value per share, of Purchaser.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which IIBK, Purchaser or Purchaser Bank, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that: (i) IIBK’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of IIBK than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by IIBK’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Purchaser and Purchaser Bank in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of IIBK Common Stock or all or substantially all of the assets of IIBK; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

ARTICLE II
THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, IIBK will merge with and into Purchaser Bank (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of IIBK shall cease. Purchaser Bank shall be the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Bank”) in the Merger and shall continue to be governed by the MBA and its name and separate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2    Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and at a time as agreed to by the parties hereto on the date designated by Purchaser within fifteen (15) days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3     Effective Time. In connection with the Closing, Purchaser Bank and IIBK shall duly execute and deliver articles of merger (and such other documents as required by law) to the MDOB and the IDF, to the extent required by the relevant provision of the MBA and the IBA, respectively (collectively, the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are duly filed with and endorsed by the MDOB or at such later date or time as Purchaser Bank and IIBK agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4    Effects of the Merger. The Merger will have the effects set forth in this Agreement, in the MBA and the IBA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Purchaser Bank shall possess all of the properties, rights, privileges, powers and franchises of IIBK and be subject to all of the debts, liabilities and obligations of IIBK. Additionally, all assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of IIBK shall be automatically transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other document of transfer. At the Effective Time, each deposit account holder of Purchaser Bank or of IIBK immediately prior to the Effective Time shall become a depositor of the Surviving Bank. The main banking office of the Surviving Bank shall be 401 North 31st Street, Billings, Montana. The branch offices of Purchaser Bank and the branch offices of IIBK that are in lawful operation prior to at the Effective Time shall be, and shall be operated as, branch offices of the Surviving Bank.
2.5    Effect on Outstanding Shares of IIBK Common Stock.

(a)    By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of IIBK Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into the right to receive 0.50 shares (the “Exchange Ratio”) of Purchaser Common Stock (the “Merger Consideration”).
(b)    Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of IIBK Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Average Closing Price.

(c)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or any other authorized capital stock of the Purchaser shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, or there shall be any extraordinary dividend or distribution paid, the Exchange Ratio shall be adjusted appropriately to provide the holders of IIBK Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d)    As of the Effective Time, except for Dissenting Shares, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by IIBK, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.
2.6    Dissenter’s Rights. Each outstanding share of IIBK Common Stock, the holder of which has perfected the right to dissent under the IBA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the IBA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the IBA; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the IBA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the IBA, each such Dissenting Share shall be exchangeable for the right to receive the Merger Consideration.
2.7    Exchange Procedures.

(a)    At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Co. (the “Exchange Agent”), pursuant to an agreement entered into prior to the Closing, for the benefit of the holders of record of shares of IIBK Common Stock converted into the right to receive the Merger Consideration, for exchange in accordance with this Section 2.7, (i) the number of shares of Purchaser Common Stock sufficient to deliver the aggregate Merger Consideration and (ii) any cash payable in lieu of fractional shares pursuant to Section 2.5(b), and Purchaser shall instruct the Exchange Agent to timely deliver the Merger Consideration. Appropriate transmittal materials (“Letter of Transmittal”) shall be mailed as soon as practicable after the Effective Time to each holder of record of IIBK Common Stock. A Letter of Transmittal will be deemed properly completed only if the completed Letter of Transmittal is accompanied by one or more Certificates representing IIBK Common Stock (or customary affidavits and, if required by Purchaser pursuant to Section 2.7(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of IIBK Common Stock to be converted thereby.

(b)    At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration, and as to Dissenting Shares, shall represent only the right to receive applicable payments as set forth in Section 2.6. IIBK shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(c)    The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate, or, at the election of Purchaser, a statement reflecting shares issued in book entry form, representing that number of whole shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 2.5(a) and a check in the amount equal to any cash in lieu of fractional shares such holder is entitled to pursuant to Section 2.5(b) and any dividends or other distributions to which such holder is entitled. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock and cash in lieu of fractional shares as provided herein. The

Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of IIBK Common Stock not registered in the transfer records of IIBK, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such IIBK Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d)    No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of Purchaser Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.7. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such Person’s Certificates.

(e)    The stock transfer books of IIBK shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of IIBK of any shares of IIBK Common Stock. If, after the Effective Time, Certificates are presented to Purchaser, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(f)    Any portion of the aggregate amount of cash to be paid in lieu of fractions of a share pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the holders of IIBK Common Stock for six months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, each holder of IIBK Common Stock who has not theretofore complied with this Section 2.7 shall look only to Purchaser for the Merger Consideration deliverable in respect of each share of IIBK Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any Affiliate thereof) shall be liable to any former holder of IIBK Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    Purchaser and the Exchange Agent shall be entitled to rely upon IIBK’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. IIBK shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Merger

Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.8    Effect on Outstanding Shares of Purchaser and Purchaser Bank Common Stock. At the Effective Time, and except as provided in Section 2.5(d), each share of Purchaser Common Stock and each share of Purchaser Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Purchaser and Purchaser Bank, respectively, and shall not be affected by the Merger.

2.9    Directors of Surviving Bank After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Bank shall consist of the directors of Purchaser Bank serving immediately prior to the Effective Time.

2.10    Articles of Incorporation and Bylaws. The articles of incorporation of Purchaser Bank, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Bank until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Purchaser Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.11    Treatment of Stock Options. At the Effective Time, each option to acquire shares of IIBK Common Stock that is outstanding and unexercised immediately prior thereto (“IIBK Stock Option”) pursuant to the Idaho Independent Bank 2004 Long-Term Equity Incentive Plan and Idaho Independent Bank 2016 Long-Term Equity Incentive Plan (together, the “IIBK Equity Plans”) shall automatically become vested and shall be cancelled and, subject to Purchaser’s receipt of an option surrender agreement in the form set forth in the Purchaser’s Disclosure Letter, converted into the right to receive a cash payment in an amount, less required withholding taxes, equal to the product of (i) the number of shares of IIBK Common Stock subject to IIBK Stock Option, multiplied by (ii) the amount by which the Option Payment Amount exceeds the exercise price of such IIBK Stock Option. If the exercise price of a IIBK Stock Option is greater than the Option Payment Amount, then at the Effective Time such IIBK Stock Option shall be cancelled without any payment made in exchange therefor. Such cash payment shall be made by wire transfer of immediately available funds on the Closing Date.

2.12    Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Purchaser or Purchaser Bank may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Purchaser or Purchaser Bank may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the IRC. In the event that Purchaser or Purchaser Bank elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.13    Absence of Control. It is the intent of the parties hereto that Purchaser and Purchaser Bank by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, IIBK or to exercise, directly or indirectly, a controlling influence over the management or policies of IIBK.

2.14    Additional Actions. If, at any time after the Effective Time, Purchaser or Purchaser Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of IIBK or (ii) otherwise carry out the purposes of this Agreement, IIBK and its officers and directors shall be deemed to have granted to Purchaser and Purchaser Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of IIBK or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Purchaser or Purchaser Bank are authorized in the name of IIBK or otherwise to take any and all such action.

2.15    Withholding. Purchaser or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of IIBK Common Stock such amounts as Purchaser (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Purchaser or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of IIBK Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Exchange Agent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1    Disclosure Letters; Standard.

(a)    Prior to the execution and delivery of this Agreement, Purchaser and Purchaser Bank, on the one hand, and IIBK, on the other hand, have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure (notwithstanding the absence of a specific cross reference) that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.
(b)    No representation or warranty of IIBK, Purchaser or Purchaser Bank contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c) and 3.3(c), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(d), 3.2(e)(i) and (ii), 3.2(j), 3.2(u), 3.2(x), 3.3(a), 3.3(d), 3.3(e)(i) and (ii), 3.3(k) and 3.3(u), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to IIBK, Purchaser or Purchaser Bank, as the case may be (it being understood that, except with respect to Section 3.2(j), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2    Representations and Warranties of IIBK. Except (i) as disclosed in IIBK’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), IIBK represents and warrants to Purchaser and Purchaser Bank that:

(a)    Organization and Qualification. IIBK is an Idaho-chartered commercial bank. IIBK has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. IIBK is duly qualified or licensed and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on IIBK. IIBK’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. IIBK is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(b)    Subsidiaries.

(i)    IIBK’s Disclosure Letter sets forth with respect to each of IIBK’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, IIBK’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by IIBK and the name and number of shares held by any other person who owns any stock of the Subsidiary. IIBK owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to IIBK’s right to vote or dispose of any equity securities of its Subsidiaries. IIBK’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by Idaho-chartered commercial banks.

(ii)    Each of IIBK’s Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on IIBK.

(iii)    The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of IIBK are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(c)    Capital Structure.
(i)    The authorized capital stock of IIBK consists of 20,000,000 shares of IIBK Common Stock and 10,000,000 shares of preferred stock, $0.10 par value per share.

(ii)	As of the date of this Agreement:
(A) 7,739,024 shares of IIBK Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;
(B) no shares of IIBK preferred stock are issued and outstanding; and
(C) 351,580 shares of IIBK Common Stock are reserved for issuance pursuant to outstanding IIBK Stock Options (including exercisable and unexercisable IIBK Stock Options).
(iii)    Set forth in IIBK’s Disclosure Letter is a complete and accurate list of all outstanding IIBK Stock Options, including the names of the optionees, dates of grant,

exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

(iv)    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of IIBK may vote are issued or outstanding.

(v)    Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of IIBK are issued, reserved for issuance or outstanding, and (B) other than IIBK Stock Options, neither IIBK nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating IIBK or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of IIBK (including any rights plan or agreement) or obligating IIBK or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Neither IIBK nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on shares of IIBK Common Stock, or any other security of IIBK or a Subsidiary of IIBK or any securities representing the right to vote, purchase or otherwise receive any shares of IIBK Common Stock or any other security of IIBK or a Subsidiary of IIBK. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of IIBK or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of IIBK or any of its Subsidiaries.

(vi)    Other than the Voting Agreements and as set forth in IIBK’s Disclosure Letter, there are no voting trusts, shareholder agreements, proxies or similar agreements to which IIBK or any of its Subsidiaries is a party in effect with respect to the voting or transfer of IIBK Common Stock or other voting securities or equity interests of IIBK or granting any shareholder or other person any registration rights. IIBK does not have in effect a “poison pill” or similar shareholder rights plan.

(d)    Authority. IIBK has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of IIBK’s Board of Directors, and no other corporate proceedings on the part of IIBK are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of IIBK Common Stock. IIBK’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to IIBK’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the stockholders approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by IIBK and constitutes a valid and binding obligation of IIBK, enforceable against

IIBK in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)    No Violations. The execution, delivery and performance of this Agreement by IIBK do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which IIBK or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of IIBK or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of IIBK or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which IIBK or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f)    Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, FDIC, the MDOB and the IDF, (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of IIBK’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the MDOB pursuant to the MBA and with the IDF pursuant to the IBA, (iv) filing with The Nasdaq Stock Market LLC of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, and (vi) the approval by IIBK's stockholders required to approve the Merger under Idaho law, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by IIBK in connection with the execution and delivery by IIBK of this Agreement or the consummation by IIBK of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, IIBK has no Knowledge of any reason pertaining to IIBK why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g)    Governmental Filings. IIBK and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since June 30, 2015 with the FDIC and IDF or any other applicable Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)    Financial Statements. IIBK has previously made available to Purchaser copies of (i) the consolidated statements of financial condition of IIBK and its Subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2017, together with the notes thereto, accompanied by the audit report of IIBK’s independent registered public accounting firm and (ii) the released unaudited interim consolidated financial results of IIBK as of and for the three and six months ended June 30, 2018 and related consolidated statements of income, for the three and six months ended June 30, 2018. The audited consolidated financial statements were prepared from the books and records of IIBK and its Subsidiaries, fairly present the consolidated financial position of IIBK and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of IIBK and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The books and records of IIBK and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)    Undisclosed Liabilities. Neither IIBK nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated statement of financial condition of IIBK as of June 30, 2018, except for (i) liabilities incurred since June 30, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on IIBK and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket or other expenses or fees in connection with the transactions contemplated by this Agreement.
(j)    Absence of Certain Changes or Events.
(i)    Except as set forth in IIBK's Disclosure Letter, since June 30, 2018, IIBK and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on IIBK.
(ii)    Except as set forth in IIBK's Disclosure Letter, since June 30, 2018, none of IIBK or any of its Subsidiaries have taken any action that would be prohibited by clauses (b)(i), (c), (d), (e), (h), (j), (k), (n), (o) or (p) of Section 4.1 if taken after the date hereof.

(k)    Litigation. There are no material suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of IIBK, threatened against or affecting IIBK or any of its Subsidiaries or any property or asset of IIBK or any of its Subsidiaries that (i) are seeking damages or declaratory relief against IIBK or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against IIBK or any of its Subsidiaries or the assets of IIBK or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries). Since June 30, 2015, (i) there have been no subpoenas, written demands, or document requests received by and in direct regard to IIBK or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that IIBK or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(l)    Absence of Regulatory Actions. Since June 30, 2015, neither IIBK nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of IIBK or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of IIBK, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of IIBK or its Subsidiaries.

(m)    Compliance with Laws. To the Knowledge of IIBK, IIBK and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to IIBK or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, Regulation O, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  IIBK and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of IIBK, threatened. Neither IIBK nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental

Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on IIBK.
(n)    Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of IIBK or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by IIBK or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on IIBK’s statement of financial condition (in accordance with GAAP). To the Knowledge of IIBK, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of IIBK or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where IIBK or any of its Subsidiaries do not file tax returns that IIBK or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to IIBK or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on IIBK’s statement of financial condition (in accordance with GAAP). IIBK and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. IIBK and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and IIBK and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither IIBK nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, which could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

(o)    Agreements.

(i)    IIBK has previously delivered to Purchaser, and IIBK’s Disclosure Letter lists, any material contract, arrangement, commitment or understanding (whether written or oral) to which IIBK or any of its Subsidiaries is a party or is bound:

(A)    (1) with any director, officer or employee of IIBK or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving IIBK or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment of any directors, officers, employees or consultants; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B)    that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of IIBK or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser, Purchaser Bank or any of their Subsidiaries), (2) obligates IIBK or any of its Affiliates (or, following the consummation of the transactions contemplated hereby, Purchaser, Purchaser Bank or any of their Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires IIBK or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;
(C)    pursuant to which IIBK or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D)    that relates to borrowings of money (or guarantees thereof) by IIBK or any of its Subsidiaries in excess of $100,000, other than FHLB borrowings and repurchase agreements with customers entered into in the ordinary course of business;

(E)     that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of IIBK or any of its Subsidiaries;

(F)     that limits the payment of dividends by IIBK or any of its Subsidiaries;

(G)     that relates to the involvement of IIBK or any Subsidiary in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H)     that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I)    that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $100,000 per annum;
(J)     that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum; or
(K)    that is not of the type described in clauses (A) through (J) above and that involved payments by, or to, IIBK or any of its Subsidiaries in the fiscal year ended December 31, 2017, or that could reasonably be expected to involve such payments during the fiscal year ending December 31, 2018, of more than $100,000 (excluding Loans) or the termination of which would require payment by IIBK or any of its Subsidiaries in excess of $100,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(o), whether or not set forth in IIBK’s Disclosure Letter, is referred to herein as a “IIBK Contract,” and neither IIBK nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.
(ii)     Each IIBK Contract is valid and binding on IIBK or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IIBK. IIBK and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each IIBK Contract. To IIBK’s Knowledge, each third-party counterparty to each IIBK Contract has in all material respects performed all obligations required to be performed by it under such IIBK Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of IIBK or any of its Subsidiaries under any such IIBK Contract.
(iii)    Neither IIBK nor any of its Subsidiaries is in default under (and no event has occurred that with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of IIBK, no other party to any such agreement (excluding any Loan or extension of credit made by IIBK or any of its Subsidiaries) is in default in any respect thereunder.

(p)    Intellectual Property; IIBK IT Systems.

(i)    IIBK and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. IIBK’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to IIBK or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that IIBK or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “IIBK Intellectual Property”). With respect to each item of IIBK Intellectual Property owned by IIBK or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of IIBK Intellectual Property that IIBK or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to IIBK and its Subsidiaries. Neither IIBK nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that IIBK or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of IIBK, neither IIBK nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of IIBK or any of its Subsidiaries.

(ii)    To IIBK’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of IIBK or any of its Subsidiaries (collectively, the “IIBK IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. IIBK IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct IIBK’s consolidated business as currently conducted. Neither IIBK nor any of its Subsidiaries has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of IIBK IT Systems. No Person has gained unauthorized access to any of IIBK IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on IIBK. IIBK and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. IIBK and its Subsidiaries are in compliance in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(q)    Labor Matters.

(i)    IIBK and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither IIBK nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is IIBK or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of IIBK, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving IIBK or any of its Subsidiaries pending or, to the Knowledge of IIBK, threatened.
(ii)    IIBK’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of IIBK and its Subsidiaries and any consultants or independent contractors providing services to IIBK or any of its Subsidiaries; (B) each employee’s, consultant’s or independent contractor’s date of hire and current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. IIBK’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including, but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).
(r)    Employee Benefit Plans.
(i)IIBK’s Disclosure Letter lists all IIBK Benefit Plans. For purposes of this Agreement, “IIBK Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which IIBK or any Subsidiary or any trade or business of IIBK or any of its Subsidiaries, whether or not incorporated, all of which together with IIBK would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “IIBK ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by IIBK or any of its Subsidiaries or any IIBK ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of IIBK or any of its Subsidiaries or any IIBK ERISA Affiliate.

(ii)IIBK has heretofore made available to Purchaser and Purchaser Bank true, correct and complete copies of the following documents with respect to each of the IIBK Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any IIBK Benefit Plan, (iii) where any IIBK Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any IIBK Benefit Plan, (vi) the most recently prepared actuarial report for each IIBK Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(iii)Each IIBK Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither IIBK nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any IIBK Benefit Plan, and neither IIBK nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iv)IIBK’s Disclosure Letter identifies each IIBK Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “IIBK Qualified Plans”). The IRS has issued a favorable determination letter with respect to each IIBK Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of IIBK, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any IIBK Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any IIBK Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v)Each IIBK Benefit Plan that is subject to Section 409A of the IRC has been administered and documented in compliance with the requirements of Section 409A of the IRC, except where any non-compliance has not and cannot reasonably be expected to result in material liability to IIBK or any of its Subsidiaries or any employee of IIBK or any of its Subsidiaries.

(vi)With respect to each IIBK Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the IRC: (i) no such plan is in “at-risk” status for purposes of Section 430 of the IRC, (ii) the present value of accrued benefits under such IIBK Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such IIBK Benefit Plan’s actuary with respect to such IIBK Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such IIBK Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by IIBK or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such IIBK Benefit Plan.

(vii)None of IIBK, its Subsidiaries nor any IIBK ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of IIBK and its Subsidiaries nor any IIBK ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(viii)Neither IIBK nor any of its Subsidiaries sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the IRC.

(ix)All contributions required to be made to any IIBK Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any IIBK Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of IIBK.
(x)There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to IIBK’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against IIBK Benefit Plans, any fiduciaries thereof with respect to their duties to IIBK Benefit Plans or the assets of any of the trusts under any of IIBK Benefit Plans, that could reasonably be expected to result in any material liability of IIBK or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any IIBK Benefit Plan, or any other party.

(xi)To the Knowledge of IIBK, none of IIBK and its Subsidiaries nor any IIBK ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of IIBK Benefit Plans or their related trusts, IIBK, any of its Subsidiaries, any IIBK ERISA Affiliate or any Person that IIBK or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(xii)Except as set forth in IIBK's Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of IIBK or any of its Subsidiaries, or result in any limitation on the right of IIBK or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any IIBK Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by IIBK or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC.

(xiii)Neither IIBK nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require IIBK or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xiv)No IIBK Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. IIBK’s Disclosure Letter includes true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(xv)There are no pending or, to IIBK’s Knowledge, threatened material labor grievances or material unfair labor practice claims or charges against IIBK or any of its Subsidiaries, or any strikes or other material labor disputes against IIBK or any of its Subsidiaries. Neither IIBK nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of IIBK or any of its Subsidiaries and, to the Knowledge of IIBK, there are no organizing efforts by any union or other group seeking to represent any employees of IIBK or any of its Subsidiaries and no employees of IIBK or any of its Subsidiaries are represented by any labor organization.

(s)    Properties.

(i)    A list of all real property owned or leased by IIBK or a Subsidiary of IIBK is set forth in IIBK’s Disclosure Letter. IIBK and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which IIBK or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to IIBK and the Subsidiaries and neither IIBK nor any of its Subsidiaries, nor, to IIBK’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. IIBK has previously delivered to Purchaser and Purchaser Bank a complete and correct copy of each such lease. All real property owned or leased by IIBK or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by IIBK to be adequate for the current business of IIBK and its Subsidiaries. To the Knowledge of IIBK, none of the buildings, structures or other improvements located on any real property owned or leased by IIBK or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii)    IIBK and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of IIBK and its Subsidiaries that is leased rather than owned, neither IIBK nor any of its Subsidiaries is in default under the terms of any such lease.

(t)    Fairness Opinion. The board of directors of IIBK has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of IIBK Common Stock.

(u)    Fees. Other than for financial advisory services performed for IIBK by Sandler O’Neill pursuant to an agreement executed September 6, 2018, a true and complete copy of which is included in IIBK’s Disclosure Letter, neither IIBK nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for IIBK or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v)    Environmental Matters.

(i)    Each of IIBK’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of IIBK, the Loan Properties are, and have been during the period of IIBK’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of IIBK, threatened, before any court or Governmental Entity against IIBK or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by IIBK or any of its Subsidiaries or any Participation Facility.

(iii)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or, to the Knowledge of IIBK, Governmental Entity relating to or against any Loan Property (or IIBK or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)    Neither IIBK nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)    To the Knowledge of IIBK, there are no underground storage tanks at any properties owned or operated by IIBK or any of its Subsidiaries or any Participation Facility. Neither IIBK nor any of its Subsidiaries nor, to the Knowledge of IIBK, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by IIBK or any of its Subsidiaries or any Participation Facility.

(vi)    During the period of (A) IIBK’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) IIBK’s or its Subsidiary’s participation in the management of any Participation Facility, to the Knowledge of IIBK, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release. To the Knowledge of IIBK, prior to the period of (A) IIBK’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) IIBK’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(w)    Loan Matters.

(i)    All Loans held by IIBK or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, to the Knowledge of IIBK, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid.

(ii)    Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor IIBK’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)    The allowance for loan losses reflected in IIBK’s audited statement of financial condition at December 31, 2017 was, and the allowance for loan losses shown on the statements of financial condition in IIBK Reports for periods ending after such date, in the opinion of management, were, or will be, adequate, as of the dates thereof, under GAAP.

(iv)     None of the agreements pursuant to which IIBK or any of its Subsidiaries has sold Loans or pools of Loans, or participations in Loans, contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)     (A) IIBK’s Disclosure Letter sets forth a list of all Loans as of the date hereof by IIBK to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215), as implemented by the FDIC) of IIBK or any of its Subsidiaries, (B) there are no Loans to any employee, officer, director or Affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was or is not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi)    IIBK’s Disclosure Letter sets forth a listing, as of August 31, 2018, by account, of: (A) each borrower, customer or other party that has notified IIBK during the past twelve (12) months of, or has asserted against IIBK, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of IIBK, each borrower, customer or other party that has given IIBK any oral notification of, or orally asserted to or against IIBK, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Pass 5,” “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import, (4) that are considered troubled debt restructurings or where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms and (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by IIBK as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x)    Anti-takeover Provisions Inapplicable. IIBK and its Subsidiaries have taken all actions required to exempt Purchaser, Purchaser Bank, the Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.
(y)    Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of IIBK, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of IIBK or any of its Subsidiaries.
(z)    Insurance. In the opinion of management, IIBK and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by this Agreement, would, in accordance with good business practice, customarily be insured. IIBK’s Disclosure Letter contains a list of all policies of insurance carried and owned by IIBK or any of IIBK’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by IIBK and its Subsidiaries are in full force and effect, IIBK and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid. There are presently no material claims pending under such policies of insurance and no notices have been given by IIBK or any of its Subsidiaries under such policies (other than with respect to health or disability insurance).

(aa)    Investment Securities; Derivatives.

(i)    Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by IIBK or any of its Subsidiaries, including but not limited to FHLB stock, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)    Neither IIBK nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb)    Indemnification. Except as provided in the Articles of Incorporation or bylaws of IIBK and the similar organizational documents of its Subsidiaries, and in employment agreements, change in control agreements and other agreements related to employment or service as a director, officer or employee, neither IIBK nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, employees or stockholders, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of IIBK and, to the Knowledge of IIBK, there are no claims for which any such Person would be entitled to indemnification under the Articles of Incorporation or bylaws of IIBK or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(cc)    Corporate Documents and Records. IIBK has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of IIBK and each of IIBK’s Subsidiaries, as in effect as of the date of this Agreement. Neither IIBK nor any of IIBK’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of IIBK and each of IIBK’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(dd)    CRA, Anti-Money Laundering, OFAC and Customer Information Security. IIBK has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. IIBK does not have Knowledge of any facts or circumstances that would cause IIBK or any Subsidiary of IIBK: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by IIBK. To the Knowledge of IIBK, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either IIBK or any of its Subsidiaries to undertake any remedial action. The Board of Directors of IIBK (or, where appropriate, any Subsidiary of IIBK) has adopted, and IIBK (or any Subsidiary of IIBK) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and IIBK (or any Subsidiary of IIBK) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ee)    Internal Controls. IIBK and its Subsidiaries have devised and maintain a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect IIBK’s ability to record, process, summarize and report financial information. To the Knowledge of IIBK, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in IIBK’s internal controls over financial reporting.

(ff)    Tax Treatment of the Merger. IIBK has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(gg)    Related Party Transactions. IIBK’s Disclosure Letter lists all instances in which IIBK or any IIBK Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of IIBK or any IIBK Subsidiary where the amount exceeds $120,000. All such transactions involving indebtedness (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of IIBK or any IIBK Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither IIBK nor any IIBK Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

(hh)    Trust Accounts. IIBK and each Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither IIBK nor any other Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
(ii)    No Other Representations or Warranties.
(i)    Except for the representations and warranties made by IIBK in this Section 3.2, neither IIBK nor any other Person makes any express or implied representation or warranty with respect to IIBK, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and IIBK hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither IIBK nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to IIBK, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by IIBK in this Section 3.2, any oral or written information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of IIBK, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(ii)    IIBK hereby acknowledges and agrees that neither Purchaser nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.
3.3    Representations and Warranties of Purchaser and Purchaser Bank. Except (i) as disclosed in Purchaser’s and Purchaser Bank’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), Purchaser and Purchaser Bank represent and warrant to IIBK that:
(a)    Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana and is registered with the Federal Reserve as a bank holding company. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser. Purchaser engages only in activities, and holds properties only of the types, permitted to financial holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(b)    Subsidiaries.
(i)    Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Purchaser’s right to vote or dispose of any equity securities of its Subsidiaries. Purchaser’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or Montana-chartered savings banks.
(ii)    Each of Purchaser’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Purchaser.
(iii)    The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Purchaser are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.
(iv)    Purchaser Bank is a Montana-chartered commercial bank. No Subsidiary of Purchaser other than Purchaser Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Purchaser Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Purchaser Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)    Capital Structure.
(i)    The authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock, 100,000,000 shares of Class B common stock, no par value per share, and 100,000 shares of preferred stock, no par value per share.
(ii)    As of October 9, 2018,
(A) 38,109,425 shares of Purchaser Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;
(B) 22,501,994 shares of Class B common stock of Purchaser are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;
(C) no shares of Purchaser preferred stock are issued and outstanding; and
(D) 345,332 shares of Purchaser Common Stock are reserved for issuance pursuant to outstanding grants or awards under Purchaser’s stock-based benefit plans.
(iii)    The shares of Purchaser Common Stock to be issued in exchange for shares of IIBK Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
(iv)    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Purchaser may vote are issued or outstanding.
(v)    Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding, and (B) other than shares of Class B common stock, options to purchase shares of Purchaser Common Stock, neither Purchaser nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Purchaser (including any rights plan or agreement) or obligating Purchaser or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Neither Purchaser nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Purchaser Common Stock, or any other security of Purchaser or a Subsidiary of Purchaser or any securities representing the right to vote, purchase or otherwise receive any shares of Purchaser Common Stock or any other security of Purchaser or a Subsidiary of Purchaser. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Purchaser or any of its

Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.
(d)    Authority. Purchaser and Purchaser Bank have all requisite corporate power and authority to enter into this Agreement, to perform their obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s and Purchaser Bank’s Boards of Directors, and no other corporate proceedings on the part of Purchaser or Purchaser Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Purchaser’s Board of Directors has determined that this Agreement is advisable and has unanimously adopted a resolution to the foregoing effect. This Agreement has been approved by Purchaser in its capacity as sole stockholder of Purchaser Bank. This Agreement has been duly and validly executed and delivered by Purchaser and Purchaser Bank and constitutes a valid and binding obligation of Purchaser and Purchaser Bank, enforceable against Purchaser and Purchaser Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.
(e)    No Violations. The execution, delivery and performance of this Agreement by Purchaser and Purchaser Bank do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser, Purchaser Bank or any of their Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Purchaser or the similar organizational documents of Purchaser Bank or any of their Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser, Purchaser Bank or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser, Purchaser Bank or any of their Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f)    Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the MDOB and the IDF, (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of IIBK’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the MDOB pursuant to the MBA and with the IDF pursuant to the IBA, (iv) filing with The Nasdaq Stock Market LLC of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Purchaser and Purchaser Bank of this Agreement or the consummation by Purchaser or Purchaser Bank of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Purchaser and Purchaser Bank have no Knowledge of any reason pertaining to Purchaser or Purchaser Bank why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g)    Governmental Filings. Purchaser and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since June 30, 2015 with the Federal Reserve, the MDOB or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)    Securities Filings. Purchaser has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since June 30, 2015 (collectively, “Purchaser Reports”). None of Purchaser Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of Purchaser Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in Purchaser Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.
(i)    Financial Statements. Purchaser has previously made available to IIBK copies of (i) the consolidated balance sheets of Purchaser and its Subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC and (ii) the unaudited interim consolidated financial statements of Purchaser and its Subsidiaries as of June 30, 2018 and related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for three and six months ended June 30, 2018, together with the notes thereto, filed with the SEC . Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j)    Undisclosed Liabilities. Neither Purchaser nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of June 30, 2018, except for (i) liabilities incurred since June 30, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(k)    Absence of Certain Changes or Events. Since June 30, 2018, Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser.

(l)    Litigation. There are no material suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any property or asset of Purchaser or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Purchaser or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Purchaser or any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries. Since June 30, 2015 (i) there have been no subpoenas, written demands, or document requests received by Purchaser or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that Purchaser or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(m)    Absence of Regulatory Actions. Since June 30, 2015, neither Purchaser nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of Purchaser or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of Purchaser, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser or its Subsidiaries.

(n)    Compliance with Laws. To the Knowledge of Purchaser, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, Regulation O, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Purchaser and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Purchaser, threatened. Neither Purchaser nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

(o)    Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Purchaser or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). To the Knowledge of Purchaser, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Purchaser or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Purchaser or any of its Subsidiaries do not file tax returns that Purchaser or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). Purchaser and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Purchaser and each of its

Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Purchaser and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.
(p)    Agreements.
(i)    Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Purchaser Contract”) and neither Purchaser nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.
(ii)    Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Purchaser Contract. To the Knowledge of Purchaser, each third-party counterparty to each Purchaser Contract has in all material respects performed all obligations required to be performed by it under such Purchaser Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.
(q)    Labor Matters. Purchaser and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Purchaser nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Purchaser or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of Purchaser, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Purchaser or any of its Subsidiaries pending or, to the Knowledge of Purchaser, threatened.
(r)    Employee Benefit Plans.
(i)For purposes of this Agreement, “Purchaser Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which Purchaser or any Subsidiary or any trade or business of Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or that are sponsored, maintained, contributed to or required to be contributed to by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate.

(ii)Each Purchaser Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither Purchaser nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Purchaser Benefit Plan, and neither Purchaser nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iii)With regard to each Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Purchaser Qualified Plans”), the IRS has issued a favorable determination letter with respect to each Purchaser Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Purchaser, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Purchaser Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Purchaser Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(iv)With respect to each Purchaser Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the IRC: (i) no such plan is in “at-risk” status for purposes of Section 430 of the IRC, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Purchaser or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Purchaser Benefit Plan.

(v)There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Purchaser’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Purchaser Benefit Plans, any fiduciaries thereof with respect to their duties to Purchaser Benefit Plans or the assets of any of the trusts under any of Purchaser Benefit Plans, that could reasonably be expected to result in any material liability of

Purchaser or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Purchaser Benefit Plan, or any other party.

(vi)To the Knowledge of Purchaser, none of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of Purchaser Benefit Plans or their related trusts, Purchaser, any of its Subsidiaries, any Purchaser ERISA Affiliate or any person that Purchaser or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.
(s)    Properties. Purchaser and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Purchaser or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to Purchaser and the Subsidiaries and neither Purchaser nor any of its Subsidiaries, nor, to Purchaser’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All real property owned or leased by Purchaser or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Purchaser to be adequate for the current business of Purchaser and its Subsidiaries.
(t)    Loan Matters. All Loans held by Purchaser or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, to the Knowledge of Purchaser, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid.

(u)    Anti-takeover Provisions Inapplicable. Purchaser and its Subsidiaries have taken all actions required to exempt Purchaser, Purchaser Bank, the Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.
(v)    Corporate Documents and Records. Purchaser has previously made available a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of Purchaser and each of Purchaser’s Subsidiaries, as in effect as of the date of this Agreement. Neither Purchaser nor any of Purchaser’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of Purchaser and each of Purchaser’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.
(w)    CRA, Anti-Money Laundering, OFAC and Customer Information Security. Purchaser Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Purchaser does not have Knowledge of any facts or circumstances that would cause Purchaser Bank or any other Subsidiary of Purchaser: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Purchaser Bank. To the Knowledge of Purchaser, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either Purchaser or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Purchaser Bank (or where appropriate of any other Subsidiary of Purchaser) has adopted, and Purchaser Bank (or such other Subsidiary of Purchaser) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Purchaser Bank (or such other Subsidiary of Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(x)    Internal Controls. Purchaser and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser’s ability to record, process, summarize and report financial information. To the Knowledge of Purchaser, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.

(y)    Tax Treatment of the Merger. Purchaser has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(z)    Fairness Opinion.  The Board of Directors of Purchaser has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Jaffray & Co. to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration in the Merger is fair, from a financial point of view, to Purchaser.

(aa)    Environmental Matters. Except as set forth in Purchaser’s Disclosure Letter, each of Purchaser’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of Purchaser, the Loan Properties, are, and have been during the period of Purchaser’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(bb)    Insurance. In the opinion of management, Purchaser and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by the Agreement, would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Purchaser and its Subsidiaries are in full force and effect, Purchaser and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(cc)    Intellectual Property; Purchaser IT Systems.

(i)     Purchaser and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With regard to all material trademarks, trade names, service marks and copyrights owned by Purchaser or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Purchaser or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Purchaser Intellectual Property”), the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Purchaser Intellectual Property that Purchaser or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Purchaser and the Subsidiaries. Neither Purchaser nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Purchaser or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Purchaser or any of its Subsidiaries.

(ii)     To Purchaser’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Purchaser or First Interstate Bank (collectively, “Purchaser IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. Purchaser IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Purchaser’s consolidated business as currently conducted. Neither Purchaser nor Purchaser Bank has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Purchaser IT Systems. No Person has gained unauthorized access to any of the Purchaser IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser. Purchaser and Purchaser Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. Purchaser and its Subsidiaries are in compliance in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(dd)    No Other Representations or Warranties.
(i)    Except for the representations and warranties made by Purchaser and Purchaser Bank in this Section 3.3, neither Purchaser, Purchaser Bank nor any other Person makes any express or implied representation or warranty with respect to Purchaser, Purchaser Bank, their Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser and Purchaser Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser, Purchaser Bank nor any other Person makes or has made any representation or warranty to IIBK or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, Purchaser Bank any of their Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Purchaser or Purchaser Bank in this Section 3.3, any oral or written information presented to IIBK or any of its Affiliates or representatives in the course of their due diligence investigation of Purchaser and Purchaser Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)    Purchaser and Purchaser Bank hereby acknowledge and agree that neither IIBK nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV
CONDUCT PENDING THE MERGER

4.1    Forbearances by IIBK. Except as expressly contemplated or permitted by this Agreement, disclosed in IIBK’s Disclosure Letter, or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, IIBK shall not, nor shall IIBK permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of Purchaser or Purchaser Bank (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)(i)    incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than, in each case, in the ordinary course of business consistent with past practice;

(ii)    prepay any indebtedness or other similar arrangements so as to cause IIBK to incur any prepayment penalty thereunder; or

(iii)    accept any brokered certificates of deposit;

(c)	(i) adjust, split, combine or reclassify any capital stock;

(ii)    make, declare or pay any dividend, or make any other distribution on its capital stock;
(iii)     grant any Person any right to acquire any shares of its capital stock or make any grant or award under IIBK Equity Plans;
(iv)     issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise, including via cashless exercise, of stock options outstanding as of the date hereof; or

(v)    redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest and other than as provided in this Agreement;
(d)     other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”)), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any Person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such Person or any claims held by any such Person;

(e)     make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person, or form any new subsidiary;

(f)    other than in the ordinary course of business consistent with past practice, enter into, renew, amend or terminate any material contract, plan or agreement, or make any change in any of its leases or material contracts;

(g)    except for Loans or commitments for Loans that have previously been approved by IIBK prior to the date of this Agreement, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, other than in the ordinary course of business consistent with past practice;
(h)    (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of IIBK, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) except for Loans made in accordance with Regulation O of the Federal Reserve, as implemented by the FDIC, amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of IIBK, or any entity controlled, directly or indirectly, by any of the foregoing;
(i)     (i)    (a) increase in any manner the base compensation or other fringe benefits of any of its employees or directors, other than in the ordinary course of business consistent with past practice and pursuant to policies and written incentive plans then in effect or as set forth in IIBK’s Disclosure Letter and in an amount not to exceed the greater of 5% of such individual’s base salary or wage rate as of the date hereof or an aggregate of $7,500, or (b) create any new bonus, pension, retirement allowance or benefit contribution obligations, or pay any bonus, except for cash bonuses accrued and paid in the ordinary course of business consistent with past practice and in an amount not to exceed $2,000,000 in the aggregate, as set forth in IIBK’s Disclosure Letter or otherwise agreed to by Purchaser. Notwithstanding the foregoing, the parties agree that if the property owned by IIBK known as Trident Ridge Subdivision identified in the Disclosure Letter is successfully sold prior to Closing with Purchaser’s approval, which approval shall not be unreasonably withheld, then the amount of the cash bonus payable under IIBK's current bonus plans as a result of the sale of such property will not be included for the purpose of calculating the $2,000,000 threshold in this Section;

(ii)    become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law and except for compensation agreements with residential real estate loan officers in the ordinary course of business consistent with past practice;
(iii)    amend, modify or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;
(iv)    elect to any office with the title of Senior Vice President or higher any person who does not hold such office as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or
(v)    hire any employee with an annualized salary in excess of $150,000 except as may be necessary to replace any employee whose employment is terminated, whether voluntarily or involuntarily;
(j)     commence any action or proceeding, other than to enforce any obligation owed to IIBK or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $100,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)     amend its Articles of Incorporation or bylaws, or similar governing documents;

(l)    increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business;
(m)    other than in the ordinary course of business consistent with past practice, purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities of less than two years or FDIC insured certificates of deposit of three years or less;
(n)    make any capital expenditures in the aggregate in excess of $250,000, other than pursuant to binding commitments existing on the date hereof, which are described in IIBK’s Disclosure Letter, and except for expenditures reasonably necessary to maintain existing assets in good repair;
(o)    establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)    enter into any futures contract, option, swap agreement, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;
(q)    make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a Governmental Entity;

(r)    except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby:

(i)    issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed); or

(ii)    issue any communication of a general nature to customers without the prior approval of Purchaser (which shall not be unreasonably withheld, conditioned or delayed);

(s)    except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Purchaser and conducting a Phase I environmental assessment of the property and (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(t)    make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)     take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;
(v)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;
(w)    enter into any new lines of business;

(x)    purchase any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;
(y)    merge or consolidate any Subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(z)    knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or
(aa)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.
Any request by IIBK or response thereto by Purchaser or Purchaser Bank shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.
4.2    Forbearances by Purchaser and Purchaser Bank. Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser and Purchaser Bank shall maintain its rights and franchises in all material respects, and shall not, nor shall Purchaser or Purchaser Bank permit any of their Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of IIBK (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    fail to use reasonable efforts to maintain and preserve intact their business organization, properties, leases, employees and advantageous business relationships and retain the services of their officers and key employees;
(b)    take any action that would adversely affect or materially delay their ability to perform their obligations under this Agreement or to consummate the transactions contemplated hereby;
(c)    take any action that is intended to or expected to result in any of their representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;
(d)    knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;
(e)    agree to take, make any commitment to take, or adopt any resolutions of their Boards of Directors in support of, any of the actions prohibited by this Section 4.2; or
(f)    amend, repeal or modify any provision of their Articles of Incorporation or Bylaws in a manner that would adversely affect IIBK or any IIBK stockholder or the transactions contemplated by this Agreement.

Any request by Purchaser or Purchaser Bank or response thereto by IIBK shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.2.
ARTICLE V
COVENANTS
5.1    Acquisition Proposals.

(a)    From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, IIBK shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by IIBK or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any confidential or non-public information or data regarding IIBK or any of its Subsidiaries or afford access to any such information or data to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than Purchaser and Purchaser Bank), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any Person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which IIBK is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring IIBK to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of IIBK or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by IIBK or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by IIBK. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by IIBK’s stockholders at the IIBK Stockholder Meeting, this Section 5.1(a) shall not prohibit IIBK from furnishing non-public information regarding IIBK and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that is submitted to IIBK by such Person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) IIBK has not breached any of the covenants set forth in this Section 5.1, (3) IIBK’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to IIBK’s stockholders under applicable law, and (4) prior to furnishing any non-public information to, or entering into discussions with, such Person, IIBK gives Purchaser and Purchaser Bank written notice of the identity of such Person and of IIBK’s intention to furnish non-public information to, or enter into discussions with, such Person and IIBK receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the confidentiality agreement between Purchaser and IIBK is to Purchaser.

(b)    IIBK will notify Purchaser orally within one (1) business day and in writing (within two (2) business days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, the request or inquiry and the terms and conditions thereof, and shall provide to Purchaser any written materials received by IIBK or any of its Subsidiaries in connection therewith. IIBK will keep Purchaser informed of any developments with respect to any such Acquisition Proposal, request or inquiry promptly orally (within one (1) calendar day) and in writing (within two (2) calendar days) upon the occurrence thereof.

(c)    IIBK will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.
5.2    Advice of Changes. Prior to the Closing, IIBK, on the one hand, and Purchaser and Purchaser Bank, on the other hand, shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
5.3    Access and Information.

(a)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Purchaser and Purchaser Bank, on the one hand, and IIBK, on the other hand, for purposes of verifying the representations and warranties of the other and preparing for integration of the parties and other matters contemplated by this Agreement, shall (and shall cause its respective Subsidiaries to) afford to the other party and its representatives (including, without limitation, officers and employees of the other party and its Affiliates and counsel, accountants and other professionals retained by the other party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records, contracts, properties, personnel, information technology services and to such other information relating to the other party and its Subsidiaries as may be reasonably requested, except where such materials relate to (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (iii) matters involving an Acquisition Proposal or (iv) confidential supervisory information; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    From the date hereof until the Effective Time, IIBK shall, and shall cause its respective Subsidiaries to, promptly provide to Purchaser Bank (i) a copy of each report filed with a Governmental Entity, (ii) a copy of each periodic report provided to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as may be reasonably requested, provided that Purchaser Bank shall not be entitled to receive reports or other documents relating to (w) matters involving this Agreement, (x) pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (y) matters involving an Acquisition Proposal or (z) confidential supervisory information.

(c)    IIBK, Purchaser and Purchaser Bank will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents in confidence and treat such information and documents as secret and confidential and to use all reasonable efforts to safeguard the confidentiality of such information and documents.
(d)    From and after the date hereof, representatives of Purchaser, Purchaser Bank and IIBK shall meet on a regular basis to discuss and plan for the conversion of IIBK’s data processing and related electronic informational systems to those used by Purchaser Bank with the goal of conducting such conversion as soon as practicable following the consummation of the Merger.

(e)    Within ten (10) Business Days of the end of each calendar month, IIBK shall provide Purchaser Bank with an updated list of Loans described in Section 3.2(w)(vi).

(f)    The information regarding IIBK and its Subsidiaries to be supplied by IIBK for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied, or to be supplied, by IIBK for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(g)    The information regarding Purchaser, Purchaser Bank and their Subsidiaries to be supplied by Purchaser and Purchaser Bank for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Purchaser and Purchaser Bank for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.4    Applications; Consents.

(a)    The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file within forty-five (45) days after the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The parties hereto shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Purchaser, Purchaser Bank, IIBK or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser, Purchaser Bank and IIBK shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Purchaser, Purchaser Bank and IIBK, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)    As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c)    Purchaser, Purchaser Bank and IIBK shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5    Anti-Takeover Provisions. IIBK and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, Purchaser Bank, the Agreement and the Merger from any provisions of an anti-takeover nature in IIBK’s or its Subsidiaries’ Articles of Incorporation and Bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6    Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7    Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, IIBK and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transaction contemplated hereby; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law.

5.8    Stockholder Meeting.

(a)    IIBK will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders to carry out the intentions of this Agreement. In furtherance of that obligation, IIBK will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “IIBK Stockholder Meeting”) as promptly as practicable to consider and vote on approval and adoption of this Agreement and the transactions provided for in this Agreement. Subject to Section 5.8(b), IIBK shall, (i) through its Board of Directors, recommend to its stockholders adoption and approval of this Agreement, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) use commercially reasonable efforts to obtain from its stockholders a vote approving and adopting this Agreement.

(b)    Notwithstanding anything in this Agreement to the contrary, at any time prior to the IIBK Stockholder Meeting, IIBK’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw or modify or change in a manner adverse to Purchaser its recommendation that the stockholders of IIBK approve this Agreement (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, IIBK shall have complied in all material respects with

Section 5.1, given Purchaser and Purchaser Bank written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of IIBK’s Board of Directors to take such action and, if the decision relates to an Acquisition Proposal, given Purchaser and Purchaser Bank the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the Person making any such Acquisition Proposal; and provided, further, that if the decision relates to an Acquisition Proposal: (i) IIBK shall have given Purchaser and Purchaser Bank three (3) Business Days after delivery of such notice to Purchaser and Purchaser Bank to propose revisions to the terms of this Agreement (or make another proposal) and if Purchaser and Purchaser Bank propose to revise the terms of this Agreement, IIBK shall have negotiated in good faith with Purchaser and Purchaser Bank with respect to such proposed revisions or other proposal; and (ii) IIBK’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Purchaser and Purchaser Bank, if any, that such Acquisition Proposal constitutes a Superior Proposal. If IIBK’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the stockholders of IIBK approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, modification or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to IIBK, IIBK shall be required to deliver a new written notice to Purchaser and Purchaser Bank and to again comply with the requirements of this Section 5.8(b) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, IIBK shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

5.9    Registration of Purchaser Common Stock.

(a)     Within forty-five (45) days following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to IIBK stockholders at the IIBK Stockholders Meeting and shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). IIBK will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Purchaser shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. IIBK will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser will advise IIBK, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time, any information relating to Purchaser or IIBK, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or IIBK that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser with the SEC and disseminated by IIBK to the stockholders of IIBK.

(b)    Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of IIBK and Purchaser shall furnish all information concerning it and the holders of IIBK Common Stock as may be reasonably requested in connection with any such action.

(c)    Prior to the Effective Time, Purchaser shall notify or file an application with The Nasdaq Stock Market LLC for the additional shares of Purchaser Common Stock to be issued by Purchaser in exchange for the shares of IIBK Common Stock.

5.10    Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of IIBK, Purchaser and Purchaser Bank shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11    Employee Benefit Matters.

(a)    Purchaser shall honor IIBK Benefit Plans set forth in IIBK’s Disclosure Letter in accordance with the terms of such IIBK Benefit Plans, except to the extent an alternative treatment is set forth in this Section 5.11 or in Section 2.11 of this Agreement. Following the Effective Time, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all Persons who are employees of IIBK and its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Purchaser or its Subsidiaries;

provided, however, in no event shall any Continuing Employee be eligible to participate in any frozen plan of Purchaser or its Subsidiaries.

(b)    At the sole discretion of Purchaser, Purchaser may maintain IIBK’s health and welfare plans through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Purchaser determines to terminate one or more of IIBK’s health and/or welfare plans, then, at the request of Purchaser made at least thirty (30) days prior to the Effective Time, IIBK shall adopt resolutions, to the extent required, providing that one or more of IIBK’s health and welfare plans (excluding any plans that are mutually agreed to in writing between the parties) will be terminated effective immediately prior to the Effective Time (or such later date as requested by Purchaser in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of such arrangements or applicable law. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of IIBK’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Purchaser and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Continuing Employees who become covered under health plans, programs and benefits of Purchaser or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under IIBK’s health plan for the plan year in which coverage commences under Purchaser’s health plan and shall not be subject to any pre-existing conditions under any such plans. Terminated IIBK employees and qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

(c)    Purchaser shall cause each Purchaser Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting (but not benefit accrual under the Purchaser 401(k) Plan for 2019 employer contributions) under the Purchaser Benefit Plans the service of such employees with IIBK to the same extent as such service was credited for such purpose by IIBK; provided, however, that such service shall not be recognized: (i) to the extent that such recognition would result in a duplication of benefits under any of the Purchaser Benefit Plans or (ii) to the extent, at the sole discretion of Purchaser, the cash value of unused paid time-off is paid to Continuing Employees at the Effective Time. The value of each IIBK employee’s unused paid time-off is set forth in IIBK’s Disclosure Letter. This Agreement shall not be construed to limit the ability of Purchaser to terminate the employment of any IIBK employee or to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Purchaser deems appropriate.

(d)    IIBK shall take all necessary and appropriate actions to cause IIBK 401(k) Plan to be frozen as to future contributions effective immediately prior to the Effective Time and Purchaser shall take all necessary and appropriate actions to allow the Continuing Employees to participate in Purchaser’s 401(k) Plan on the first day immediately following the Effective Time.

Alternatively, if requested in writing by Purchaser no later than thirty (30) days prior to Closing, IIBK will also take all necessary steps to terminate IIBK 401(k) Plan immediately prior to the Effective Time, subject to the occurrence of the Effective Time, and if further requested, shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Purchaser requests that IIBK apply for a favorable determination letter, then prior to the Effective Time, IIBK shall take all such actions as are necessary (determined in consultation with Purchaser) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to IIBK 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, IIBK, and following the Effective Time, Purchaser, will adopt such amendments to IIBK 401(k) Plan to effect the provisions of this Section 5.11(d). In the event Purchaser requests IIBK to submit an application to the IRS for a determination letter, IIBK 401(k) Plan participants who are terminated at or after the Closing, but prior to the receipt of the IRS determination letter, may elect to receive a distribution from IIBK 401(k) Plan upon termination of their employment. Purchaser shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances in IIBK’s 401(k) Plan into Purchaser’s 401(k) Plan.

(e)    Purchaser agrees that each full-time IIBK employee who is involuntarily terminated by Purchaser (other than for “Cause” as determined by Purchaser) within six months following the Effective Time and who is not covered by a separate severance, change in control or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Purchaser, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at IIBK, with a minimum equal to four weeks of base pay and a maximum equal to fifty-two (52) weeks, as determined in accordance with Purchaser’s severance policy, as set forth in Purchaser's Disclosure Letter. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full month. For purposes of calculating base pay, IIBK employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date; provided that, in no event shall an employee’s base pay for this purpose be less than the employee’s base pay with IIBK as in effect immediately prior to Closing. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment. Purchaser will offer IIBK employees whose jobs are eliminated as a result of the Merger priority in applying for open positions within Purchaser or Purchaser Bank. Any employee of IIBK who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by a termination, including a termination following the Merger, shall not receive the severance benefits as provided in this Section but will receive the payment specified in such agreement or arrangement.

(f)    Purchaser shall honor and maintain all obligations under the employment agreements, the IIBK Second Amended and Restated Executive Non-Qualified Retirement Plan and associated Plan Agreements, IIBK Amended and Restated Deferred Compensation Agreement with Jack W. Gustavel, IIBK Second Amended and Restated 2005 Deferred Compensation Agreement with Jack W. Gustavel and Model Rabbi Trust Agreement, each as set forth in IIBK’s Disclosure Letter, except to the extent any such agreement is superseded, with the consent of the beneficiary, as of, or following, the Effective Time. Purchaser specifically agrees to assume the IIBK Second Amended and Restated Executive Non-Qualified Retirement Plan, IIBK Amended and Restated Deferred Compensation Agreement with Jack W. Gustavel, IIBK Second Amended and Restated 2005 Deferred Compensation Agreement with Jack W. Gustavel and Model Rabbi Trust Agreement (collectively, the “Non-Qualified Plans”) and the timing and amount of the benefits that accrue and the payments thereunder will continue to be made in accordance with the terms of the Non-Qualified Plans.

(g)    Purchaser shall establish a retention bonus pool in the amount as provided in Purchaser Disclosure Letter for employees of IIBK and its Subsidiaries jointly designated in writing by Purchaser and IIBK (other than employees of IIBK who are subject to employment contracts or other contracts providing for severance) to help retain key employees; provided, that any retention bonus pool payment is not considered an “excess parachute payment” within the meaning of Section 280G of the IRC or results in any other adverse tax consequence to the Purchaser. The amount and payment date of the retention bonus for each such employee shall be jointly determined in writing by Purchaser and IIBK, but in the aggregate shall equal the amount provided in Purchaser Disclosure Letter assuming all such key employees remain with the Purchaser or an Affiliate to such date or are involuntarily terminated without cause prior to that date.

(h)    Concurrently with the execution of this Agreement, Purchaser, Purchaser Bank and IIBK shall enter into settlement agreements with Jack Wynn Gustavel and Kurt Gustavel to be effective as of the Effective Time, as provided in Purchaser Disclosure Letter.

(i)    Purchaser shall provide all employees of IIBK and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, job counseling and outplacement assistance services, in which it shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Purchaser or any of its Subsidiaries for which Purchaser reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Purchaser.

(j)    IIBK shall take all such actions as Purchaser may reasonably request to fully and timely comply with any and all requirements of both federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and any state-specific WARN Act statutes, including providing notices to IIBK’s employees.

5.12    Indemnification.

(a)    From and after the Effective Time, Purchaser shall indemnify and hold harmless each of the current or former directors, officers or employees of IIBK or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee or fiduciary of IIBK, any of its Subsidiaries, or the IIBK Benefit Plans or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to IIBK’s Articles of Incorporation and Bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b)    Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser under Section 5.12(a) unless and to the extent that Purchaser is actually prejudiced as a result of such failure.

(c)    For a period of six (6) years following the Effective Time, Purchaser shall maintain in effect IIBK’s current directors’ and officers’ liability insurance covering each Person currently covered by IIBK’s directors’ and officers’ liability insurance policy with respect to claims against such Persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Purchaser be required to expend in the aggregate pursuant to this Section 5.12(c) more than 200% of the annual premium currently paid by IIBK for such insurance and, if Purchaser is unable to maintain such policy as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available by payment of such time; provided further, that Purchaser may (i) request that IIBK obtain an extended reporting period endorsement under IIBK’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such Person than IIBK’s existing insurance policies as of the date hereof.

(d)    If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 5.12.

(e)    The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(f)    Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13    Stockholder Litigation. IIBK shall give Purchaser and Purchaser Bank the opportunity to participate at Purchaser’s and Purchaser Bank’s own expense in the defense or settlement of any stockholder litigation against IIBK and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).
5.14    Disclosure Supplements. From time to time prior to the Effective Time, IIBK, Purchaser and Purchaser Bank will promptly supplement or amend their respective Disclosure Letters delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letters shall have any effect for determining satisfaction of the conditions set forth in Article VI.

5.15    Advisory Board. Purchaser Bank shall establish an advisory board to advise Purchaser on its operations in the Coeur d’Alene, Idaho market and generating additional business contacts for Purchaser Bank in such area. Jack Wynn Gustavel shall be invited to serve on the advisory board.

ARTICLE VI
CONDITIONS TO CONSUMMATION

6.1    Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)    Stockholder Approval. This Agreement shall have been approved by the requisite vote of IIBK’s stockholders in accordance with applicable laws and regulations.

(b)    Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this

Agreement, including the Merger, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c)    No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
(d)    Third Party Consents. Purchaser, Purchaser Bank and IIBK shall have obtained the consent or approval of each Person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser (after giving effect to the consummation of the transactions contemplated hereby).
(e)    Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Purchaser shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.
(f)    Nasdaq. Purchaser shall have filed with The Nasdaq Stock Market LLC a notification form or application, as applicable, for the listing of all shares of Purchaser Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market LLC shall not have objected to the listing of such shares of Purchaser Common Stock.
(g)    Tax Opinion. Purchaser and IIBK shall have received written opinions of Luse Gorman, PC and Witherspoon Kelley, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and IIBK, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Purchaser, Purchaser Bank and IIBK will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, Purchaser Bank, IIBK and others.

6.2    Conditions to the Obligations of Purchaser and Purchaser Bank. The obligations of Purchaser and Purchaser Bank to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser and Purchaser Bank:
(a)    IIBK’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of IIBK contained in this Agreement and in any certificate or other writing delivered by IIBK pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.
(b)    Performance of IIBK’s Obligations. IIBK shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Officers’ Certificate. Purchaser and Purchaser Bank shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of IIBK to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.
(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to IIBK.
(e)    Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Purchaser and Purchaser Bank of the transactions contemplated hereby that, had such condition or requirement been known, Purchaser and Purchaser Bank would not, in their reasonable judgment, have entered into this Agreement.
(f)    Dissenting Shares. As of immediately prior to the Effective Time, not more than 10.0% of the issued and outstanding shares of IIBK Common Stock shall have perfected their right to dissent under the IBA in accordance with Section 2.6 herein.
6.3    Conditions to the Obligations of IIBK. The obligations of IIBK to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by IIBK:
(a)    Purchaser’s and Purchaser Bank’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of Purchaser and Purchaser Bank contained in this Agreement and in any certificate or other writing delivered by Purchaser and Purchaser Bank pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)    Performance of Purchaser’s and Purchaser Bank’s Obligations. Purchaser and Purchaser Bank shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement at or prior to the Effective Time.
(c)    Officers’ Certificate. IIBK shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Purchaser and Purchaser Bank to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.
(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser and Purchaser Bank.

ARTICLE VII
TERMINATION

7.1    Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

(a)    by the mutual written consent of Purchaser and IIBK; or

(b)    by either Purchaser or IIBK, in the event of the failure of IIBK’s stockholders to approve the Agreement at IIBK Stockholder Meeting; provided, however, that IIBK shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8 (subject to Section 5.8(b));
(c)    by either Purchaser or IIBK, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;
(d)    by either Purchaser or IIBK, if the Merger is not consummated by May 31, 2019, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(e)    by either Purchaser or IIBK (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;
(f)    by Purchaser, if (i) IIBK shall have breached its obligations under Section 5.1 or Section 5.8 in any material respect or (ii) if the Board of Directors of IIBK does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors effects a Change of Recommendation;
(g)    by IIBK, at any time prior to the adoption and approval of this Agreement by IIBK’s stockholders, to enter into an agreement with respect to a Superior Proposal, but only if (i) IIBK’s Board of Directors has determined in good faith based on the advice of legal counsel that failure to take such action would cause the Board of Directors to violate its fiduciary duties under applicable law, and (ii) IIBK has not breached its obligations under Section 5.1.
(h)    by IIBK, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:
(i)    The number obtained by dividing the Average Closing Price by the Starting Price (the “Purchaser Ratio”) shall be less than 0.80; and
(ii)    the Purchaser Ratio shall be less than the number obtained by subtracting 0.20 from the Index Ratio (as defined below);
subject, however, to the following three sentences. If IIBK elects to exercise its termination right pursuant to this Section 7.1(h), it shall give written notice to Purchaser (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Purchaser shall have the option to increase the consideration to be received by the holders of IIBK Common Stock and IIBK Stock Options hereunder, by adjusting the Exchange Ratio (calculated to the nearest ten-thousandth) to equal a quotient of (A) the product of the Starting Price, 0.80 and the Exchange Ratio, divided by (B) the Average Closing Price. If Purchaser so elects within such five-day period, it shall give prompt written notice to IIBK of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).
For purposes of this Section 7.1(h) the following terms shall have the meanings indicated:
“Final Index Price” shall means the average closing price of the KBW Regional Banking index as reported on The Nasdaq Stock Market, LLC (as reported at www.nasdaq.com) for the twenty (20) consecutive trading days ending on and including the Determination Date.
“Index Price” shall mean $112.11, which is the closing price on the Starting Date for the KBW Regional Banking Index (as reported on www.nasdaq.com).
“Index Ratio” shall mean the Final Index Price divided by the Index Price.

“Starting Date” shall mean the third trading day prior to entry into this Agreement.
“Starting Price” shall mean $45.68, which is the closing price of a share of Purchaser Common Stock on The Nasdaq Stock Market, LLC (as reported on www.nasdaq.com) on the Starting Date.
7.2    Termination Fee; Expenses.

(a)    In the event of termination of this Agreement by IIBK pursuant to Section 7.1(g), IIBK shall make payment to Purchaser of a termination fee of $6,834,075.

(b)    In the event of termination of this Agreement by Purchaser pursuant to Section 7.1(f), so long as at the time of such termination Purchaser is not in material breach of any representation, warranty or material covenant contained herein, IIBK shall make payment to Purchaser of a termination fee of $6,834,075.

(c)    If (i) this Agreement is terminated (A) by either party pursuant to Section 7.1(b) or (B) by Purchaser pursuant to Section 7.1(e) and the breach giving rise to such termination was knowing or intentional, and (ii) at the time of such termination Purchaser or Purchaser Bank is not in material breach of any representation, warranty or material covenant contained herein, and (iii) prior to the IIBK Stockholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and (iv) within twelve (12) months of such termination IIBK shall consummate or enter into any agreement with respect to the Acquisition Proposal set forth in clause (iii) of this Section 7.2(c), then IIBK shall make payment to Purchaser of a termination fee of $6,834,075.

(d)    The fee payable pursuant to Section 7.2(a) or (b) shall be made by wire transfer of immediately available funds at the time of termination. Any fee payable pursuant to Section 7.2(c) shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. IIBK, Purchaser Bank and Purchaser acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and Purchaser Bank would not enter into this Agreement. The amount payable by IIBK pursuant to Sections 7.2(a), (b) or (c) constitutes liquidated damages and not a penalty and shall be the sole remedy of Purchaser and Purchaser Bank in the event of termination of this Agreement on the bases specified in such sections.

7.3    Effect of Termination. In the event of termination of this Agreement by either Purchaser or IIBK as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII
CERTAIN OTHER MATTERS

8.1    Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2    Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of IIBK, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of IIBK Common Stock or that would contravene any provision of the MBA or the applicable state and federal banking laws, rules and regulations.

8.4    Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Montana, without regard to conflicts of laws principles.

8.6    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Purchaser Bank, to:

First Interstate BancSystem, Inc.
First Interstate Bank
401 North 31st Street
Billings, Montana 59116
Facsimile:     (406) 255-5350
Attention:     Kevin P. Riley
President and Chief Executive Officer
Email:        Kevin.Riley@fib.com

With copies to:

First Interstate BancSystem, Inc.
First Interstate Bank
401 North 31st Street
Billings, Montana 59116
Facsimile:     (406) 255-5350
Attention:     Kirk D. Jensen
General Counsel
Email:        Kirk.Jensen@fib.com
Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015
Facsimile:     (202) 362-2902
Attention:     Scott A. Brown
Lawrence M.F. Spaccasi

Email:	sbrown@luselaw.com
lspaccasi@luselaw.com

If to IIBK, to:

Idaho Independent Bank
1260 W. Riverstone Drive
Coeur d’Alene, Idaho 83814
Facsimile:     (208) 947-1159
Attention:     Kurt R. Gustavel
President and Chief Executive Officer
Email:        Kurt.Gustavel@iibk.net

With copies to:

Witherspoon Kelley
422 W. Riverside Avenue, Suite 1100
Spokane, Washington 99201
Facsimile:     (509) 458-2728
Attention:    Richard A. Repp
Email:        rar@witherspoonkelley.com

8.8    Entire Agreement; etc. This Agreement, together with the Exhibits and Disclosure Letters hereto, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made, except for that certain non-disclosure agreement by and between IIBK and Purchaser, dated July 12, 2018 which shall remain in full effect pursuant to its terms. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

8.10    Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

8.11    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.12    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE RESPECTIVE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

First Interstate BancSystem, Inc.

By:	/s/ Kevin P. Riley
Kevin P. Riley
President and Chief Executive Officer

First Interstate Bank

By:	/s/ Kevin P. Riley
Kevin P. Riley
President and Chief Executive Officer

Idaho Independent Bank

By:	/s/ Kurt R. Gustavel
Kurt R. Gustavel
President and Chief Executive Officer

Exhibit A
IDAHO INDEPENDENT BANK VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of October 11, 2018, is entered into by and among First Interstate BancSystem, Inc., a Montana corporation (“Purchaser”), First Interstate Bank, a Montana-chartered bank (“Purchaser Bank”), and the undersigned (the “Shareholder”), a shareholder of Idaho Independent Bank, an Idaho-chartered bank (the “IIBK”).
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among Purchaser, Purchaser Bank and IIBK, IIBK will be merged with and into Purchaser Bank, with Purchaser Bank as the surviving entity (the “Merger”);
WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock, $5.00 par value per share, of IIBK (“Common Stock”) (all such shares, the “Existing Shares”); and
WHEREAS, as a condition and inducement for Purchaser and Purchaser Bank to enter into the Merger Agreement, Purchaser and Purchaser Bank have required that the Shareholder, in his or her capacity as a shareholder of IIBK, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Agreement:

a.	Term. “Term” means the period of time beginning on the Closing Date and ending two (2) years after the Closing Date.

b.
Beneficial Ownership. For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.
Effectiveness; Termination. This Agreement shall be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect as of the date of the termination of the Merger Agreement; provided that (i) this Section 2, Section 3 and Sections 9 through 14 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of his or her representations, warranties, covenants or other agreements set forth herein.

1

3.
Confidential Information. During the Term, the Shareholder shall not use or disclose any confidential information of Purchaser, Purchaser Bank or IIBK obtained by such person (including to the extent applicable), while serving as a director or officer of IIBK except to the extent such disclosure is required by a judicial or other governmental order. For purposes of this Agreement, “confidential information” means any information and material of or relating to Purchaser, Purchaser Bank or IIBK or any of their subsidiaries that is non-public or confidential, including proprietary information and trade secrets, and any and all information disclosed to or known by the Shareholder as a consequence of his or her employment or service as a director or officer with IIBK that is not generally known outside IIBK, but does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure; (b) information that was in the Shareholder’s possession prior to the date of this Agreement or information received by the Shareholder from another person without any limitations on disclosure, but only if the Shareholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Shareholder without using or referencing any confidential information of Purchaser, Purchaser Bank or IIBK.

4.
Voting Agreement. From the date hereof until the earlier of (a) the final adjournment of the IIBK Shareholder Meeting or (b) the termination of this Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of IIBK’s shareholders, however called, or in connection with any written consent of IIBK’s shareholders, the Shareholder shall[1] (i) appear at such meeting or otherwise cause all of his or her Existing Shares and all other shares of Common Stock or voting securities of IIBK over which such Shareholder has acquired beneficial or record ownership after the date hereof and has the power to vote or direct the voting of (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any IIBK Stock Options) or otherwise) (together with the Existing Shares, the “Shares”), which such Shareholder owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of IIBK’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of IIBK contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or

[1] For Director Jerald J. Jaeger’s voting agreement only, the following language will be added: “(and Shareholder shall use his reasonable best efforts to cause any shares of Common Stock held by the Koontenai Tribe of Idaho to)

2

frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder and, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of IIBK or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to IIBK or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights such Shareholder has in such shareholder entity to carry out the intent and purposes of his, her or its support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement. The Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.

5.
Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that such Shareholder will not, during the Support Period, without the prior written consent of Purchaser, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided, that the Shareholder may (i) Transfer Shares pursuant to any currently existing pledge agreement or for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder shall remain jointly and severally liable for any breach of this Agreement by such transferee, (ii) bequeath Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender Shares to IIBK in connection with the vesting, settlement or exercise of IIBK equity awards to satisfy any withholding for the

3

payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of IIBK equity awards, the exercise price thereon, or (iv) Transfer Shares as is otherwise permitted by Purchaser in its sole discretion.

6.
Representations of the Shareholder. The Shareholder represents and warrants to Purchaser and Purchaser Bank as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and Purchaser Bank, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares (including under the articles of incorporation and bylaws of IIBK), nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) and has the power to vote or direct the voting of the Shares, and the number of such Shares as of the date of this Agreement is identified on the signature page hereto; (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Purchaser or Purchaser Bank to confirm and assure the rights and obligations set forth in this Agreement.

7.
Publicity. The Shareholder hereby authorizes Purchaser, Purchaser Bank and IIBK to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Registration Statement, the Proxy Statement-Prospectus or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify Purchaser as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

4

8.
Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is a director or officer of IIBK, with respect to any employment, non-competition, non-solicit or consulting agreement between the Shareholder and either the Purchaser, Purchaser Bank or IIBK or its affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Purchaser and Purchaser Bank to a majority-owned affiliate or any successor-in-interest of Purchaser or Purchaser Bank, but no such assignment shall relieve Purchaser or Purchaser Bank of their obligations hereunder.

9.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser and Purchaser Bank would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Purchaser or Purchaser Bank may be entitled (including monetary damages), Purchaser and Purchaser Bank shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither Purchaser, Purchaser Bank, nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.	Governing Law. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Montana, without regard to any applicable conflict of law principles.

11.
Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule A hereto, and if to Purchaser or Purchaser Bank, in accordance with Section 8.7 of the Merger Agreement.

12.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable

5

law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

13.
Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser, Purchaser Bank, and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.
Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

6

SIGNED as of the date first set forth above:

First Interstate BancSystem, Inc.

By:
Kevin P. Riley
President and Chief Executive Officer

First Interstate Bank

By:
Kevin P. Riley
President and Chief Executive Officer

[Additional Signatures on Next Page]

7

SHAREHOLDER:

Name

Title

Number of Existing Shares:

8

Schedule A
Shareholder Information

Name, Address and E-Mail Address for Notices

9